Item 77C

Registrant incorporates by reference Scudder
Municipal Trust's Proxy
Statement dated December 2004, filed on
December 30, 2004
(Accession No. 0001193125-04-221033).

Shareholder Meeting Results:

A Special Meeting of Shareholders of the
Scudder Florida Tax-Free
Income Fund, of Scudder State Tax-Free Income
Series, was held on
February 24, 2005. The following matter was voted upon by the shareholders of said fund (the resulting votes are presented below):

1. To approve an Agreement and Plan of
Reorganization and the
transactions it contemplates, including the transfer of all of the assets of Scudder Florida Tax-Free Income Fund to Scudder
Managed Municipal
Bond Fund, in exchange for shares of Scudder
Managed Municipal
Bond Fund and the assumption by Scudder Managed
Municipal Bond
Fund of all of the liabilities of Scudder
Florida Tax-Free Income Fund,
and the distribution of such shares, on a tax-free basis for federal income tax purposes, to the shareholders of Scudder Florida Tax-Free
Income Fund in complete
liquidation of Scudder Florida Tax-Free Income
Fund.

Affirmative 	Against 	Abstain
3,360,339.483 	632,212.373 	81,395.899
G:\sec_reg\NSAR\state77c.doc